EXHIBIT 14

                                  GWIN, INC.
                                CODE OF ETHICS

General Philosophy

The honesty, integrity and sound judgement of our employees, officers and directors is essential to GWIN's reputation and success.

This Code of Ethics governs the actions and working relationships of GWIN's employees, officers and directors with current and potential customers, consumers, fellow employees, competitors, government, the media, and anyone else with whom GWIN has contact. These relationships are essential to the continued success of GWIN.

This Code of Ethics:

  * Requires the highest standards for honest and ethical conduct, including proper and ethical procedures for dealing with actual or apparent conflicts of interest between personal and professional relationships.

  * Requires full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by GWIN with governmental and regulatory agencies.

  *  Requires compliance with applicable laws, rules and regulations.

  * Addresses potential or apparent conflicts of interest and provides guidance for employees, officers and directors to communicate those conflicts to GWIN.

  * Addresses misuse or misapplication of GWIN's property and corporate opportunities.

  * Requires the highest level of confidentiality and fair dealing within and outside the GWIN environment.

  *  Requires reporting of any illegal behavior.

Conflicts of Interest

A "conflict of interest" occurs when your private interest interferes or appears to interfere in any way with the interests of GWIN. You are expected to avoid all situations that might lead to a real or apparent conflict between your self-interest and your duties and responsibilities as an employee, officer or director of GWIN. Any position or interest, financial or otherwise, which could conflict with your performance as an employee, officer or director of GWIN, or which affects or may affect your independence or judgement concerning transactions between GWIN, its customers, suppliers or competitors or otherwise reflects negatively on GWIN would be considered a conflict of interest.

Confidentiality

Nonpublic information regarding GWIN or its businesses, employees, customers and suppliers is confidential. As an GWIN employee, officer or director, you are trusted with confidential information. You are only to use such confidential information for the business purpose intended. You are not to share confidential information with anyone outside of GWIN, including family and friends, or with other employees who do not need the information to carry out their duties. You may be required to sign a specific confidentiality agreement in the course of your employment at GWIN. You remain under an obligation to keep all information confidential even if your employment with GWIN ends.

The following is a non-exclusive list of confidential information:

     (i) Trade secrets, which include any business or technical information, such as formula, program, method, technique, compilation or information that is valuable because it is not generally known.

     (ii) All rights to any invention or process developed by an employee using GWIN's facilities or trade secret information, resulting from any work for GWIN, or relating to GWIN's business, is considered to be "work-for-hire" under the United States copyright laws and shall belong to GWIN.

     (iii) Proprietary information such as customer lists and customers confidential information.

Corporate Opportunities

Using confidential information about GWIN or its businesses, employees, officers, directors, customers, consumers or suppliers for personal benefit or disclosing such information to others outside your normal duties is prohibited.

Title 18 U.S. Code, Section 215, makes it a criminal offense for any GWIN employees to corruptly:

     (i) solicit for himself or herself or for a third party anything of value from anyone in return for any business, service or confidential information of GWIN; or

     (ii) accept anything of value (other than normal authorized compensation) from anyone in connection with the business of GWIN, either before or after a transaction is discussed or consummated.

Employees, officers and directors are prohibited from:

     (i) Personally benefitting from opportunities that are discovered through the use of GWIN's property, contacts, information or position.

     (ii) Accepting employment or engaging in a business (including consulting or similar arrangements) that may conflict with the performance of your duties or GWIN's interest.

     (iii) Soliciting, demanding, accepting or agreeing to accept, anything of value from any person in conjunction with the performance of your employment or duties at GWIN.

     (iv) Acting on behalf of GWIN in any transaction in which you or your immediate family has a significant direct or indirect financial interest.

There are certain situations in which you may accept a personal benefit from someone with whom you transact business such as:

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     (i)  Accepting a gift in recognition of a commonly recognized event or occasion (such as a promotion, new job, wedding, retirement or holiday). An award in recognition of service and accomplishment may also be accepted without violating these guidelines so long as the gift does not exceed $100 from any one individual in any calendar year.

     (ii) Accepting something of value if the benefit is available to the general public under the same conditions on which it is available to you.

     (iii) Accepting meals, refreshments, travel arrangements and accommodations and entertainment of reasonable value in the course of a meeting or other occasion to conduct business or foster business relations if the expense would be reimbursed by GWIN as a business expense if the other party did not pay for it.

Insider Trading

It is both unethical and illegal to buy, sell, trade or otherwise participate in transactions involving GWIN's common stock or other security while in possession of information concerning GWIN that has not been released to the general public, but which when released may have an impact on the market price of the GWIN common stock or other equity security. It is also unethical and illegal to buy, sell, trade or otherwise participate in transactions involving the common stock or other security of any other company while in possession of similar non-public information concerning such company. Any questions concerning the propriety of participating in GWIN or other company stock or other security transaction should be directed to Jeff Johnson, on behalf of GWIN, at (702) 967-1120.

Outside Business Relationships

Before agreeing to act as a director, officer, consultant, or advisor for any other business organization, you should notify your immediate supervisor.

Directors should disclose all new directorships or potential directorships to the Chairman of the Board of Directors in order to avoid any conflicts of interest and to maintain independence.

GWIN encourages civic, charitable, educational and political activities as long as they do not interfere with the performance of your duties at GWIN. Before agreeing to participate in any civic or political activities, you should contact your immediate supervisor.

Employees who are considering outside employment should notify their manager or supervisor. Managers will review outside employment requests for potential conflicts of interest.

Fair Dealing

Each employee, officer and director should undertake to deal fairly with GWIN's customers, suppliers, competitors and employees. Additionally, no one should take advantage of another through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practices.

Employees must disclose prior to or at their time of hire the existence of any employment agreement, non-compete or non-solicitation agreement, confidentiality agreement or similar agreement(s) with a former employer that

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in any way restricts or prohibits the performance of any duties or responsibilities of their positions with GWIN. Copies of such agreement should be provided to Jeff Johnson to permit evaluation of the agreement in light of the employee's position. In no event shall an employee use any trade secrets, proprietary information or other similar property, acquired in the course of his or her employment with another employer, in the performance if his or her duties for or on behalf of GWIN.

Protection and Proper Use of GWIN's Property

All employees, officers and directors should protect GWIN's property and assets and ensure their efficient and proper use. Theft, carelessness and waste can directly impact GWIN's profitability, reputation and success. Permitting GWIN property (including data transmitted or stored electronically and computer resources) to be damaged, lost, or used in an unauthorized manner
is strictly prohibited.    Employees, officers and directors may not use
corporate, or other official stationary for personal purposes.

Compliance with Laws, Rules and Regulations

This Code of Ethics is based on GWIN's policy that all employees, officers and directors comply with the law. While the law prescribes a minimum standard of conduct, this Code of Ethics requires conduct that often exceeds the legal standard.

Reporting of Illegal or Unethical Behavior

All employees, officers and directors are expected to demonstrate the ability to properly manage their personal finances, particularly the prudent use of credit. GWIN recognizes that its customers must have faith and confidence in the honesty and character of its employees, officers and directors. In addition to the importance of maintaining customer confidence, there are specific laws that outline the actions GWIN must take regarding any known, or suspected, crime involving the affairs of GWIN.

Fraud is an element of business that can significantly affect the reputation and success of GWIN. GWIN requires its employees, officers and directors to talk to supervisors, managers or other appropriate personnel to report and discuss any known or suspected criminal activity involving GWIN or its employees. If, during the course of employment, you become aware of any suspicious activity or behavior including concerns regarding questionable accounting or auditing matters, you must report violations of laws, rules, regulations or this Code of Ethics to Doug Miller. Reporting the activity will not subject the employee to discipline absent a knowingly false report. All calls regarding this matter are anonymous and confidential.

Administration and Waiver of Code of Ethics

This Code of Ethics shall be administered and monitored by the GWIN Audit committee. Any questions and further information on this Code of Ethics should be directed to this committees with the assistance of Jeff Johnson. The members of this committee are Robert L. Seale, Roger Aspey-Kent, and Timothy M. Whalley.

All managers and direct supervisors are responsible for reviewing this Code of Ethics with their subordinates each time a new edition of the Code of Ethics is published.

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It is also the responsibility of Jeff Johnson to biennially reaffirm compliance with this Code of Ethics by all employees and officers, and to obtain a signed certificate that each employee and officer has read and understands the guidelines and will comply with them. The provisions of the
Ethics Policy will be included in the GWIN Employee Handbook.   The Employee
Handbook will be issued to all new employees and officers at the time of employment and reissued to existing employees and officers from time to time. Employees will be required to sign a receipt form for the Employee Handbook indicating they have read this Code of Ethics and comply with its provisions.

Employees, officers and directors of GWIN are expected to follow this Code of
Ethics at all times.   Generally, there should be no waivers to this Code of
Ethics, however, rare circumstances conflicts may arise that necessitate waivers. Waivers will be determined on a case-by-case basis by the GWIN Audit Committee with the advice of its corporate counsel. However, waivers for directors and executive officers must be determined by the board of directors. For members of the board of directors and executive officers, the board of directors shall have the sole and absolute discretionary authority to approve any deviation or waiver from this Code of Ethics. Any waiver and the grounds for such waiver by directors or executive officers shall be promptly disclosed as required by applicable SEC and Nasdaq reporting rules.

Known or suspected violations of this Code of Ethics will be investigated and may result in disciplinary action up to and including, immediate termination of employment.


































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